Exhibit 99.1

FOR IMMEDIATE RELEASE

Agilysys Announces Agreement with Marriott International to Deliver Its Cloud-Native Property Management System (PMS) Software Across Marriott’s Luxury, Premium and Select Service Properties in the United States and Canada

ALPHARETTA, GA — DECEMBER 15, 2022 — Agilysys, Inc. (NASDAQ: AGYS), a leading global provider of hospitality software solutions that deliver High Return Hospitality, today announced an agreement with Marriott International, Inc., (NASDAQ: MAR) to deploy its cloud-native property management system (PMS) software across Marriott’s United States and Canada luxury, premium and select service hotels over the coming years.

Agilysys offers hospitality-focused innovation, the ability to provide diverse capabilities across different types of properties, and cloud-native technology that simplifies employee operations and enhances guest experiences. Agilysys and Marriott will work together to closely align resources and activation plans before beginning to replace multiple proprietary property management systems that are currently in use.

Ramesh Srinivasan, Chief Executive Officer, Agilysys commented, “We look forward to deploying our cloud-native PMS that is easy to use, comprehensive in functionality and backed-up by our world-class service and support. As an organization focused solely on hospitality, Agilysys designs solutions to serve all hotel types while also accommodating diverse needs, which is an advantage for organizations with extensive brand portfolios such as Marriott. Being selected to provide our property management technology to the leading hospitality corporation in the world to help them meet the growing needs of the next generation of employees and guests is a testament to the hospitality solution advancements resulting from our extensive research and development investments and our increasing pace of innovation,” he concluded.

Erika Alexander, Chief Global Operations Officer, Marriott International added, “We look forward to utilizing Agilysys’ property management technology to elevate and simplify the associate experience, enabling them to focus on delivering exceptional guest service.”

About Agilysys

Agilysys is well known for its long heritage of hospitality-focused technology innovation. The Company delivers modular and integrated software solutions and expertise to businesses seeking to maximize Return on Experience (ROE) through hospitality encounters that are both personal and profitable. Over time, customers achieve High Return Hospitality by consistently delighting guests, retaining staff and growing margins. Customers around the world include: branded and independent hotels; multi-amenity resort properties; casinos; property, hotel and

Exhibit 99.1

resort management companies; cruise lines; corporate dining providers; higher education campus dining providers; food service management companies; hospitals; lifestyle communities; senior living facilities; stadiums; and theme parks. The Agilysys Hospitality

Cloud™ combines core operational systems for property management (PMS), point of sale (POS), and inventory and procurement (I&P) with Experience Enhancers™ that meaningfully improve interactions for guests and for employees across dimensions such as digital access, mobile convenience, self-service control, personal choice, payment options, service coverage and real-time insights to improve decisions. Core solutions and Experience Enhancers are selectively combined in Hospitality Solution Studios™ tailored to specific hospitality settings and business needs. www.Agilysys.com

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Media Contacts:

Jen Reeves, Agilysys, Inc., 770-810-6007, jennifer.reeves@agilysys.com

Kaylee Sims, Arketi Group (for Agilysys), 404-697-0137, ksims@arketi.com

Investor Contact:

Jessica Hennessy, Agilysys, Inc., 770-810-6116, jessica.hennessy@agilysys.com or investorrelations@agilysys.com